Registration No. 333-

As filed with the Securities and Exchange Commission on November 23, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pointer Telocation Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Israel

(State or Other Jurisdiction of Incorporation or Organization)

Not Applicable

(I.R.S. Employer Identification No.)

14 Ha'melacha Street

Park Afek, Rosh Ha'ayin, 4809133, Israel

972-3-572-3111

(Address of Principal Executive Offices)

Pointer Telocation Ltd.

Global Share Incentive Plan (2013)

(Full Title of Plans)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

 302-738-6680

(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

Orly Tsioni, Adv.
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 6702101 Israel
Tel: 972-3-608-7777

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(4)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 3.00 per share (3)	15,662	$7.589	$118,859	$13.78
Ordinary Shares, par value NIS 3.00 per share (5)	250,000	$5.94	$1,485,000	$172.11
Ordinary Shares, par value NIS 3.00 per share (5)	77,000	$6.14	$472,780	$54.8
Ordinary Shares, par value NIS 3.00 per share (6)	34,050	$0.78 (7)	$26,574	$3.08
TOTAL:	376,712		$2,103,213	$243.77

(1)	This registration statement shall also cover any additional Ordinary Shares which may become issuable under the Global Share Incentive Plan (2013) as amended (the “Plan”), by reason of any share dividend, share split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the Registrant.

(2)	The proposed maximum offering price per share as to shares authorized for issuance pursuant to future awards solely for the purpose of calculating the registration fee, pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), as follows: (i) in the case of Ordinary Shares which may be purchased upon exercise of outstanding options or purchase of Restricted Stock Units (RSUs), the fee is calculated on the basis of the price at which the options may be exercised or the RSUs may be purchased, as the case may be; and (ii) in the case of Ordinary Shares for which options and awards have not yet been granted and the option price of which is therefore unknown the average of the high and low prices for the Registrant’s Ordinary Shares on the Nasdaq Capital Market on November 18, 2016.

(3)	Represents Ordinary Shares that may be issued pursuant to future awards under the Plan.

(4)	To the extent outstanding options or RSUs terminate, expire or otherwise cease to exist without having been exercised or purchased, as the case may be, the Ordinary Shares issuable upon exercise or sale of such options or RSUs will become available for future issuance.

(5)	Represents Ordinary Shares underlying options previously granted under the Plan.

(6)	Represents Ordinary Shares that may be issued pursuant to RSUs previously granted under the Plan.

(7)	Based on the US$/NIS exchange rate as reported by the Bank of Israel on November 13, 2016.

As permitted by Rule 429 under the Securities Act, this Registration Statement contains a combined resale prospectus that relates to Ordinary Shares covered by this Registration Statement.

EXPLANATORY NOTE

Pointer Telocation Ltd. has prepared this Registration Statement in accordance with the requirements of Form S−8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 376,712 Ordinary Shares of the Registrant registered under the Registrant’s Global Share Incentive Plan (2013), as amended (the “Plan”).

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(i) under the Securities Act. Such documents are not required to be, and are not being, filed by us with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

As used herein or any in any document incorporated by reference hereto, the “Company”, “Pointer Telocation Ltd.”, “Registrant”, “we”, “us”, or “our” refers to Pointer Telocation Ltd. and its consolidated subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

•	Annual Report on Form 20-F for the year ended December 31, 2015 (filed on March 29, 2016).

•	Report on Form F-3 (filed on June 30, 2016)

•	Our Reports of Foreign Issuer on Form 6-K filed on May 18, 2016, May 27, 2016, May 31, 2016, June 6, 2016, June 8, 2016, June 29, 2016, June 30, 2016, July 5, 2016, July 18, 2016, August 1, 2016, August 11, 2016, August 23, 2016, August 25, 2016, August 29, 2016, September 9, 2016, November 1, 2016 and November 8, 2016.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 1999 (the “Companies Law”) and the Israeli Securities Law, 1968 (the “Securities Law”), and in accordance with its Articles of Association, the Company may:

(i)	indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, following an event, provided that such liabilities, payments and expenses were incurred by such office holder in such office holder’s capacity as an office holder of the Registrant:

(A)	a financial obligation imposed on an office holder in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by a court of law;

(B)	reasonable litigation expenses, including legal fees, incurred by an office holder as a result of criminal inquiry or an investigation or proceeding instituted against such office holder by a competent authority, which inquiry or investigation or proceeding has ended without the filing of an indictment and without an imposition of financial liability in lieu of a criminal proceeding, or has ended in the imposition of a financial obligation in lieu of a criminal proceeding without the filing of an indictment for an offense that does not require proof of mens rea (criminal intent) or in connection with financial sanction (the phrases “proceeding that has ended without the filing of an indictment” and “financial obligation in lieu of a criminal proceeding” shall have the meanings ascribed to such phrases in Section 260(a)(1a) of the Companies Law);

(C)	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder as a result of a proceeding instituted against such office holder in relation to (a) infringements that may impose financial sanction pursuant to the provisions of Chapter H’3 under the Securities Law, (b) administrative infringements pursuant to the provisions of Chapter H’4 under the Securities Law, or (c) infringements pursuant to the provisions of Chapter I’1 under the Securities Law;

(D)	reasonable legal expenses, including attorney’s fees, which the office holder incurred or with which the office holder was charged by a court of law, in a proceeding brought against the office holder, by the Registrant or on its behalf or by another person, or in a criminal prosecution in which the office holder was acquitted, or in a criminal prosecution in which the office holder was convicted of an offense that does not require proof of mens rea;

(E)	payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Securities Law;

(ii)	undertake to indemnify an office holder in advance with respect to: (a) financial obligations as specified in Article 68(b)(i)(A) of the Registrant's Articles of Association, provided, that the undertaking is limited to categories of events which, in the opinion of the Registrant's Board of Directors (the “Board”) can be foreseen, based on the Registrant’s actual activities at the time the undertaking to indemnify is given, and in amounts set by the Board as reasonable, and (b) expenses, fees and payments as specified in Sub-Articles 68(b)(i)(B), (C), (D) and (E) of the Registrant's Articles of Association. Subject to the provisions of the Companies Law and the Securities Law, the Registrant may also undertake to indemnify an office holder retroactively for expenses, fees and payments as specified in Articles 68(b) of the Registrant's Articles of Association.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee (and in some cases by the audit committee) and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Under the Companies Law, the term "office holder" may include a director, managing director, general manager, chief business manager, deputy general manager, vice general manager, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title or a manager directly subordinate to the general manager.

Our Articles of Association allow for indemnification of, and procurement of insurance coverage for our office holders to the maximum extent provided for by the Companies Law and the Securities Law. We have entered into an insurance contract for directors and officers in the total amount of $15 million and have procured indemnification insurance for our office holders to the extent permitted by our Articles of Association.

Our Articles of Association also provide that any amendment to the Companies Law or to the Securities Law adversely affecting the Registrant's office holders' rights to be indemnified or insured according to Section 68 therein shall be prospective in effect, and shall not affect the Registrant's obligations or ability to insure or indemnify its office holders for any act or omission occurring prior to such amendment, unless otherwise provided by the Companies Law or the Securities Law.

We have entered into an insurance contract for office holders and we have never had the occasion to indemnify any of our office holders and are not aware of any pending or threatened litigation or proceeding involving any our office holders in which indemnification is sought. We also maintain a directors and officers insurance policy.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit
4.1	Memorandum of Association incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form F-1, filed with the Commission on June 10, 1994 (registration number 33-76576).
4.2	Amended and Restated Articles of Association of the Registrant, incorporated herein by reference to Exhibit 1.2 to the Registrant's Form 20-F, filed with the Commission on March 29, 2012.
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Kost, Forer, Gabbay & Kasierer Certified Public Accountants (Israel).
24.1	Power of Attorney (set forth on signature page).

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha'ayin, Israel on the 23rd day of November, 2016.

POINTER TELOCATION LTD.

By: /s/ David Mahlab

David Mahlab

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, David Mahlab and Zvi Fried or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated.

Signature	Title	Date
/s/Yossi Ben Shalom Yossi Ben Shalom	Chairman of the Board of Directors	November 23, 2016

/s/ David Mahlab David Mahlab	President and Chief Executive Officer	November 23, 2016

/s/ Zvi Fried Zvi Fried	Chief Financial Officer (Principal Accounting Officer)	November 23, 2016

/s/ Barak Dotan Barak Dotan	Director	November 23, 2016

/s/ Nir Cohen Nir Cohen	Director	November 23, 2016

/s/ Jonathan Ironi Jonathan Ironi	Director	November 23, 2016

/s/ Yehudit Rozenberg Yehudit Rozenberg	Director	November 23, 2016

/s/ Zvi Rutenberg Zvi Rutenberg	External Director	November 23, 2016

/s/ Gil Oren Gil Oren	External Director	November 23, 2016

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Puglisi & Associates By: /s/ Donald J. Puglisi Donald J. Puglisi		November 23, 2016